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Freeport-McMoRan Updates
Status of PT Freeport Indonesia Operations

PHOENIX, AZ, February 3, 2017 - Freeport-McMoRan Inc. (NYSE: FCX) reported today that its subsidiary, PT Freeport Indonesia (PT-FI), continues to seek approval from Indonesian authorities for the export of its copper concentrates, consistent with its rights under its Contract of Work (COW). To date, this approval has not been granted.
Richard C. Adkerson, FCX President and Chief Executive Officer, and Chappy Hakim, PT-FI President Director, said: “We have been actively engaged with Indonesian governmental authorities to enable full operations at PT-FI to continue without disruption. This would be in the best interests of all stakeholders, including the Government of Indonesia, our large work force, the local community, local suppliers and Freeport’s shareholders. We are disappointed that this matter remains unresolved and are concerned about the negative impacts for all stakeholders, especially for our workforce and the local economy. We encourage the Government to enable our full operations to continue without disruption and to provide the required assurances to support our long-term investment programs so these negative impacts can be avoided.”
As previously reported, the Indonesian government issued new regulations in January 2017 to address exports of unrefined metals, including copper concentrates and anode slimes, and other matters related to the mining sector. The new regulations permit the continuation of copper concentrate exports for a five year period through January 2022, subject to various conditions, including conversion from a contract of work to a special operating license (an IUPK), commitment to completion of smelter construction in five years and payment of export duties to be determined by the Ministry of Finance. In addition, the new regulations enable application for extension of operating rights five years before expiration of the IUPK and require foreign IUPK holders to divest 51 percent to Indonesian interests no later than the tenth year of production. Export licenses would be valid for one-year periods, subject to review every six months, depending on smelter construction progress.
The January 2017 regulations permit the export of anode slimes, which is necessary for PT Smelting (PT-FI’s 25 percent owned copper smelter and refinery located in Gresik, Indonesia) to continue operating. PT Smelting is seeking to renew its anode slimes export license. Delays in obtaining this license could further impact PT-FI’s operations in a significantly negative fashion.
Following the issuance of the January 2017 regulations and discussions with the Government, PT-FI advised the Indonesian Government that it was prepared to convert its COW to an IUPK, subject to obtaining an investment stability agreement providing equivalent rights with the same level of legal and fiscal certainty enumerated under its COW. This is consistent with a letter to PT-FI dated October 7, 2015, in which the Government warranted that, following the issuances of new regulations, it would promptly grant an extension of PT-FI’s contract with the same rights and same level of legal and fiscal certainty contained in the COW.
In addition, PT-FI advised the Government that it is committed to commence construction of a new smelter following approval of the extension of its long-term operating rights. PT-FI requested that concentrate exports be permitted without the imposition of a duty while the new license and stability agreement are negotiated. The COW would remain in effect until it is replaced by a mutually satisfactory alternative.
To date, the Government has not granted continuation of exports. The Government has indicated that in order to export its concentrate production, PT-FI would be required to immediately convert to an IUPK, forgo its current rights to fiscal and legal certainty and commit to a new smelter prior to completing a long-term investment stability agreement. PT-FI has advised the Government that it cannot accept these conditions unless a mutually satisfactory

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replacement agreement is completed.
A continuing delay in obtaining rights to export its copper concentrates will require PT-FI to undertake near-term actions to reduce production to match available domestic capacity at PT Smelting, which processes approximately 40 percent of PT-FI’s concentrate production. Under the reduced operating plans, PT-FI will be required to significantly adjust its cost structure, reduce its work force and spending with local suppliers, and suspend investments on its underground development projects and new smelter. For each month of delay in obtaining approval to export, PT-FI’s share of production is projected to be reduced by approximately 70 million pounds of copper and 70 thousand ounces of gold.
Under its COW, PT-FI has specified rights to export copper concentrate without restriction or payment of export duties. PT-FI is considering alternatives to enforce its contractual rights while it continues to work in good faith to reach a mutually satisfactory agreement with the Indonesian Government.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world's largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include FCX's ability to secure regulatory approvals, the outcome of ongoing discussions with the Indonesian Government regarding PT-FI’s COW, the potential effects of violence in Indonesia generally and in the province of Papua, industry risks, regulatory changes, political risks, labor relations and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements.

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